EXHIBIT 21.1
SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization

ServiceNow Australia Pty Ltd	Australia
ServiceNow GmbH	Austria
ServiceNow Belgium BV	Belgium
Sweagle NV	Belgium
ServiceNow Brasil Gerenciamento de Servicos Ltda	Brazil
ServiceNow Canada Inc.	Canada
DotWalk, Inc.	Delaware
ITapp Inc.	Delaware
Lightstep, Inc.	Delaware
Loom Systems, Inc.	Delaware
Rupert Labs, Inc.	Delaware
ServiceNow Delaware LLC	Delaware
Swarm64 Incorporated	Delaware
Sweagle Inc.	Delaware
Gekkobrain ApS	Denmark
ServiceNow Denmark ApS	Denmark
ServiceNow Finland Oy	Finland
Contexeo SAS	France
ServiceNow France SAS	France
Service-now.com GmbH	Germany
ServiceNow Hong Kong Limited	Hong Kong
ITapp Software Private Limited	India
ServiceNow Data Services Private Limited	India
ServiceNow Software Development India Private Limited	India
Uber Techlabs Private Ltd.	India
ServiceNow International Treasury Ltd.	Ireland
ServiceNow Ireland Limited	Ireland
Service Now Israel A.B 2012 Ltd	Israel
ServiceNow Italy S.R.L.	Italy
ServiceNow Japan G.K.	Japan
Fairchild Consulting Services LLC	Massachusetts
ServiceNow Operations Mexico S. de R.L. de C.V.	Mexico
ServiceNow International B.V.	Netherlands
ServiceNow Nederland B.V.	Netherlands
ServiceNow Norway AS	Norway
Swarm64 AS	Norway
ServiceNow Poland sp. z o.o.	Poland
ServiceNow Pte. Ltd.	Singapore
ServiceNow South Africa (Pty) Ltd.	South Africa
ServiceNow Korea Limited	South Korea

ServiceNow Spain SL	Spain
ServiceNow Sweden AB	Sweden
ServiceNow Switzerland GmbH	Switzerland
ServiceNow Middle East FZ-LLC	UAE
Element AK UK Limited	United Kingdom
ServiceNow UK Ltd.	United Kingdom
Sweagle Ltd.	United Kingdom
Element AI US Inc.	Washington